UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

59 Lowes Way, Suite 401, Lowell, MA 01851

(Address of principal executive offices and zip code)

(978) 513-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 20, 2013, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Greenleaf Capital, Inc., a Michigan corporation and The Ronda E. Stryker and William D. Johnston Foundation, a Michigan corporation, and The L. Lee Stryker 1974 Irrevocable Trust fbo Ronda E. Stryker, a Michigan trust (collectively, the “Sellers”).  Pursuant to the terms of the Stock Purchase Agreement, the Company will purchase 235,000 of the aggregate 271,411 shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company currently collectively owned by the Sellers (the “Shares”) for a purchase price of $0.37 per Share (the “Share Purchase”), for an aggregate purchase price of $86,950.  The Sellers beneficially own approximately 26% of the Company’s Common Stock outstanding as of May 10, 2013, and are expected to beneficially own less than 5% of the Common Stock outstanding following the completion of the Share Purchase.  Furthermore, for a period of one year following the closing of the Share Purchase, the Sellers agree not to sell or in any way transfer the remaining 36,411 shares of Common Stock that they own following the completion of the Share Purchase. The parties expect the Share Purchase to close before May 31, 2013, subject to receipt by the Company of consent to the Share Purchase by Prides Crossing Capital, L.P. and Prides Crossing Capital-A, L.P. (the “Lenders”), as lenders under the Company’s Loan Agreement dated May 10, 2013.  The consent of the Lenders’ is subject to their review of the terms of the Stock Purchase Agreement and the impact the Share Purchase may have on certain assets of the Company.  Therefore, there can be no assurance that the Share Purchase will be approved and completed.

The foregoing description is only a summary of the key provisions of the Stock Purchase Agreement and is qualified in its entirety by the terms of the Stock Purchase Agreement, a copy of which, if ultimately completed, will be filed with the Company’s Annual Report on Form 10-K for the year ended May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTECH, INC.

Date: May 24, 2013

By: /s/ Joseph P. Mullaney

Joseph P. Mullaney

President & Chief Executive Officer